Exhibit 99.1

ITT Provides 2009 Outlook, Reaffirms 2008 Full-Year Guidance

  Dividend increase recommended for 2009
  Share repurchase program extended

WHITE PLAINS, N.Y.--(BUSINESS WIRE)--December 16, 2008--ITT Corporation (NYSE: ITT) today announced its full-year 2009 earnings forecast in the range of $3.60 to $4.00 per share, including anticipated restructuring costs. The company expects organic revenue will be in a range of up one to down two percent compared to anticipated 2008 revenue. Including the expected negative impact of foreign currency exchange, total revenue is anticipated to be down between two and six percent.

Also today, ITT reaffirmed its current year earnings guidance from continuing operations, excluding special items, of $3.97-$4.03 per share, representing growth of approximately 22 percent over the prior year.

"Given the challenging global economic environment that has worsened in recent months, we have taken a number of proactive measures to better position the company to weather the anticipated difficult year ahead,” said Steve Loranger, chairman, president and chief executive officer, ITT. “We expect these actions – in addition to our strong balance sheet, continued focus on operational excellence, and positive outlook for the defense segment – will provide stability and help us to perform relatively well in the coming year.”

In 2009, ITT expects its Defense Electronics & Services segment to grow organic revenue approximately five percent on projected strength in both its products and services businesses. Organic revenue in the Fluid Technology segment is expected to decline approximately four percent on softening municipal and commercial end markets. In the Motion & Flow Control segment, the company expects 2009 organic revenues to be down approximately 15 percent, due in part to projected weakness in automotive, marine, and certain industrial end-markets.

Dividend Increase Recommended

In addition to guidance, ITT executive management announced it would recommend a dividend of 85 cents per share for 2009, representing an increase of approximately 22 percent over the 2008 dividend. The recommendation is subject to Board approval at its February 2009 meeting.

“Our people are executing well against our strategies and staying focused on the customer during this difficult time,” said Loranger. “Our ability to meet our 2008 targets despite significant challenges and recommend a substantial dividend increase is testament to the fundamental strength of ITT, the quality of our global teams, and our long-term confidence in the business.”

Share Repurchase Program Extended

Separately, ITT’s Board today approved the extension of the company’s $1 billion share repurchase program for an indefinite period of time. ITT has purchased approximately $431 million of outstanding common stock since announcing the program in October 2006. Prior to this extension, the program was set to expire November 2009.

“During these volatile times, we intend to remain focused on preserving liquidity,” said Denise Ramos, senior vice president and chief financial officer, ITT. “The extension of the repurchase program, coupled with ITT’s strong free cash flow generation, gives us the flexibility to continue improving our net debt position, while maintaining strategic investments in our long-term growth.”

Investor Call Today

ITT's senior management will host a conference call for investors today at 9:00 a.m. ET to review the 2009 outlook and answer questions. The briefing can be monitored live via webcast at the following address on the company's Web site: www.itt.com/ir.

About ITT Corporation

ITT Corporation (www.itt.com) is a diversified high-technology engineering and manufacturing company dedicated to creating more livable environments, enabling communications and providing protection and safety. The company plays an important role in vital markets including water and fluids management, global defense and security, and motion and flow control. Headquartered in White Plains, N.Y., the company employs approximately 40,000 people and generated $9 billion in 2007 sales.

Safe Harbor Statement

Certain material presented herein includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995 ("the Act"). These forward-looking statements include statements that describe the Company's business strategy, outlook, objectives, plans, intentions or goals, and any discussion of future operating or financial performance. Whenever used, words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target" and other terms of similar meaning are intended to identify such forward-looking statements. Forward-looking statements are uncertain and to some extent unpredictable, and involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed in, or implied from, such forward-looking statements. Factors that could cause results to differ materially from those anticipated by the Company include general global economic conditions, decline in consumer spending, interest and foreign currency exchange rate fluctuations, availability of commodities, supplies and raw materials, competition, acquisitions or divestitures, changes in government defense budgets, employment and pension matters, contingencies related to actual or alleged environmental contamination, claims and concerns, intellectual property matters, personal injury claims, governmental investigations, tax obligations and income tax accounting, and changes in generally accepted accounting principles. Recent distress in the financial markets has had an adverse impact on the availability of credit and liquidity sources. Continued market deterioration could jeopardize certain counterparties' obligations, including those of our insurers and financial institutions. Other factors are more thoroughly set forth in Item 1. Business, Item 1A. Risk Factors, and Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements in the ITT Corporation Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and other of its filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
ITT Corporation
Andy Hilton, +1-914-641-2160
andy.hilton@itt.com